Exhibit 10.27

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of December 18, 2017 (the “Effective Date”), between InVivo Therapeutics Holdings Corp. (the “Company”), and Richard Toselli, M.D. (the “Executive”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.                                      Performance of Services.  The Executive’s employment with the Company shall be subject to the following:

(a)                                 Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Acting Chief Executive Officer, commencing as of the Effective Date.  In addition, the Executive shall serve as Acting Chief Executive Officer of InVivo Therapeutics Corporation, the Company’s wholly owned subsidiary.  The Executive shall be based at the Company’s headquarters in Cambridge, MA.

(b)                                 While the Executive is employed by the Company, the Executive shall devote his full business time, energies and talents to serving as its Chief Executive Officer.  The Executive may, however, serve on outside Boards, to the extent that such activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any subsidiary.

(c)                                  The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board of Directors of the Company (the “Board”).  The Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Chief Executive Officer.  The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d)                                 The Executive’s employment with the Company shall be “at-will”, which means that either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, or for no reason, by providing notice thereof to the other party, subject to the terms of this Agreement. The Executive acknowledges that this Agreement does not constitute a contract of employment for any particular period of time or impose on the Company any obligation to retain the Executive as an employee.  In the event the Executive is appointed to the Board and if the Executive’s employment with the Company terminates for any reason, the Executive shall be deemed to have resigned, effective as of such termination, from his membership on the Board and as an officer or director of any subsidiary of the Company, and the Executive hereby agrees to promptly execute resignation letters documenting such resignations upon request of the Company.

(e)                                  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.                                      Compensation.  Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)                                 Salary.  For services rendered under this Agreement, the Company shall pay the Executive a base salary at the annualized rate of $435,000, paid bi-weekly in accordance with the Company’s usual payroll practices.  This salary will be reviewed six months after the Effective Date and, thereafter, annually by the Board (or a designated committee thereof) and will be adjusted upward (but not downward without the Executive’s consent) no less frequently than annually.

(b)                                 Bonus.  Following the end of each fiscal year, the Executive shall be eligible to receive an annual target bonus of 50% of his annualized base salary, subject to his performance of specified objectives to be established by the Board (or a designated committee thereof) each fiscal year.  Actual bonus payout may be below or above the annual target bonus subject to performance.  The Executive is also eligible to receive a one-time lump sum payment of $150,000 should the FDA approve the Company’s Randomized Control Trial (Insipre2.0 Trial).  The Company shall pay the Executive the lump sum bonus once the trial is approved by the FDA and open for enrollment.  Except as and to the extent set forth in Section 4(b) of this Agreement, Executive must be an active employee of the Company on the date the aforementioned bonuses are distributed in order to be eligible for and to earn any bonus award, as they also serve as an incentive to remain employed by the Company.

(c)                                  Restricted Stock Unit Award.  On the Effective Date, the Executive shall be granted a restricted stock unit award for 300,000 shares under the Company’s 2015 Equity Incentive Plan and a Restricted Stock Unit Agreement, which award will vest as to 25% of the original number of shares subject thereto on the first anniversary of the Effective Date, with the remainder vesting monthly in equal installments until fully vested on the fourth anniversary of the Effective Date, provided that the Executive remains continuously employed by the Company on each such vesting date.

(d)                                 Other Benefits.  The Executive shall be eligible for all medical, dental and other benefits and fringe benefits, including, without limitation, five weeks’ vacation time each calendar year, to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management Executives.  Accrued but unused vacation time may not be carried over from year to year and shall not be paid in cash if not used during the calendar year.  In addition, the Company shall reimburse the Executive’s commuting expenses or the Executive’s parking at or near the Company’s headquarters at One Kendall Square, Cambridge, MA, in each case up to $100 per month.

(e)                                  Sign-on Bonus.  The Executive shall be eligible for a one-time sign-on bonus in the amount of $100,000, provided that he remains an active employee of the Company on January 31, 2018.  Any such sign-on bonus would be paid on February 1, 2018.

(f)                                   Expense Reimbursement.  The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company. In regard to air travel, the Executive will be reimbursed for first class/business class for all air travel that exceeds 5 hours in duration. All hotel room expenses that are required as part of the Executive’s responsibilities, including hotel expenses in Cambridge when he stays overnight in the area, shall be reimbursed by the Company.

(g)                                  Withholding.  All salary, bonuses and other compensation payable to the Executive shall be subject to applicable withholding taxes.

(h)                                 Indemnification and Insurance.  The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute the Company’s standard Indemnification Agreement, which shall be dated the Effective Date.  The Company shall maintain directors and officers’ liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management Executives of the Company and the Board.

3.                                      Termination.  The Executive’s employment with the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)                                 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive which shall within 90 days of the Company’s knowledge of an event constituting Cause, which notice shall identify the Cause upon which the termination is based.  For the purposes of this Section 3(a), “Cause” shall mean (i) a good faith finding by the Company that (A) the Executive has failed to perform his reasonably assigned material  duties for the Company (other than due to his disability) and has failed to remedy such failure within 30days following written notice from the Company to the Executive notifying him of such failure, or (B) the Executive has engaged in dishonesty, gross negligence or misconduct, or (C) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

(b)                                 Upon the death or permanent disability of the Executive, if such disability renders the Executive incapable of performing his duties for a period of 90 consecutive days or 120 days in any 180-day period, as reasonably determined by the Company;

(c)                                  At the election of the Company without Cause or the Executive without Good Reason, which shall be upon not less than 10 days’ prior written notice of termination if such election occurs on or after February 1, 2018; or

(d)                                 At the election of the Executive for Good Reason (as defined below) upon written notice by the Executive to the Company, which notice shall identify the Good Reason upon which the termination is based and be delivered to Company within 90 days of the occurrence of the event constituting Good Reason.  For the purposes of this Section 3(d), “Good Reason” for termination shall mean (i) a material adverse change in the Executive’s authority, duties or compensation without the prior consent of the Executive, or (ii) a material breach by the Company of the terms of this Agreement, which breach or change is not remedied by the Company within 30 days following written notice from the Executive to the Company notifying it of such breach which shall be delivered within 90 days of the event constituting Good Reason; provided, that any termination for Good Reason must occur no later than the 121st day following the occurrence of the event constituting Good Reason.

4.                                      Rights Upon Termination.  Upon the Executive’s Date of Termination, the Company shall provide to the Executive the following:

(a)                                 Accrued obligations.  The Company will pay the Executive his Accrued Obligations promptly following such termination.  For purposes of this Agreement, “Date of Termination” means the last day the Executive is employed by the Company pursuant to this Agreement, and “Accrued Obligations” means (i) the portion of the Executive’s base salary as has accrued prior to any termination of his employment with the Company and has not yet been paid, (ii) an amount equal to the value of any accrued unused vacation days, (iii) if the Date of Termination occurs after the end of a fiscal year but before any annual bonus has been paid, the amount of any annual bonus declared but not yet paid and (iv) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(f) hereof.

(b)                                 Severance.  In addition to the Accrued Obligations, provided the Executive remains employed by the Company as of February 1, 2018, and provided the Executive has agreed in writing by such date to become the Company’s Chief Executive Officer (rather than Acting Chief Executive Officer), the Executive shall be eligible to receive, if his Date of Termination occurs on or after February 1, 2018, the following severance benefits pursuant to the terms and conditions detailed below:

(i)                                     If the Executive’s employment is terminated without Cause by the Company under Section 3(c) or by the Executive for Good Reason under Section 3(d) in the absence of a “Change in Control” (as defined in the Company’s 2015 Equity Incentive Plan but provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i)), the Company shall (A) continue to pay the Executive his base salary as in effect on the Date of Termination (excluding any reduction that gave rise to an event of Good Reason), paid in accordance with the Company’s usual payroll practices, for a period of 18 months following the Date of Termination, (B) accelerate the vesting of the unvested portion of any equity awards held by the Executive to the extent of 12 additional months upon the Date of Termination  and (C) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, continue such benefits (i.e., pay the COBRA premiums ) for a period of 18months following the Date of Termination (or, if earlier, until he is eligible for coverage with a subsequent employer).

(ii)                                  If the Executive’s employment is terminated without Cause by the Company under Section 3(c) or by the Executive for Good Reason under Section 3(d) within the twelve month period following a Change in Control (as defined above) , the Company shall (A) pay the Executive an amount equal to 2.0 times his base salary as in effect on the Date of Termination (excluding any reduction that gave rise to an event of Good Reason) plus 100% of his target annual bonus, which amount shall be paid in a lump sum, (B) accelerate in full the vesting on all outstanding, unvested equity awards held by the Executive, (C) a pro rata portion of the annual bonus for the year in which the Date of Termination occurs based on a good faith determination by the Company of the attainment of the applicable goals and (D) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, continue such benefits for a period of 18 months following the Date of Termination (or, if earlier, until he is eligible for coverage with a subsequent employer).

(iii)                               The payment to the Executive of the amounts payable under this Section 4(b) shall (A) be contingent upon the Executive entering into a severance and release of claims agreement in a form reasonably acceptable to the Company and (B) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 4(b).

(c)                                  COBRA.  Except as set forth above, the Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) at the Executive’s own cost to the extent permitted by applicable law.

(d)                                 Other Benefits.  The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any Executive benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) under Section 2(h) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.                                      Proprietary Information.

(a)                                 The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company.  Except as otherwise permitted by Section 5(d) below, the Executive will not disclose any Proprietary Information to any person or entity other than Executives of the Company with authorization to access the information or use the same for any purposes (other than in the performance of his duties as an Executive of the Company) , during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into his custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of his duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and his obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

(d)                                 Nothing in this Agreement prohibits the Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  The Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.                                      Inventions.

(a)                                 The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him, or under his direction, or jointly with others, during and within the scope of his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)                                 The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications.  However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information.  The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this Section 6(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)                                  The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.  The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.                                      Remedies.  The Executive agrees and acknowledges that his breach of Section 5 or 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company.  Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.                                      Non-Compete and Non-Solicitation.

(a)                                 Restricted Activities.  While the Executive is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(i)                                     Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses, sells or provides any product or service that competes with the spinal cord injury medical device treatments  developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or other products or services in which the Company is developing, manufacturing, marketing, licensing, selling or providing at the Date of Termination (a “Competitive Business”); provided that he may perform services for a business or enterprise that is engaged in a Competitive Business so long as he is not involved in that portion of such business or enterprise that constitutes a Competitive Business or

(ii)                                  Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any Executive of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the last two years of term of the Executive’s employment with the Company.

(b)                                 Extension.  If the Executive violates the provisions of Section 8(a), the Executive shall continue to be bound by the restrictions set forth in Section 8(a) until a period of one (1) year has expired without any violation of such provisions.

(c)                                  Interpretation.  If any restriction set forth in Section 8(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)                                 Equitable Remedies.  The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

9.                                      Compliance with Section 409A

(a)                                 General.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(b)                                 Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(c)                                  6 Month Delay for “Specified Employees”.

(i)                                     If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  There shall be added to any payments that are delayed pursuant to this provision interest at the prime rate as reported in the Wall Street Journal for the date of the Executive’s separation from service.  Such interest shall be calculated from the date on which the payment otherwise would have been made until the date on which the payment is made.

(ii)                                  For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)                                 No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)                                  Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)                                   Taxable Reimbursements.

(i)                                     Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii)                                  The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Executive.

(iii)                               The right to Taxable Reimbursements shall not be subject to liquidation or exchange for another benefit.

10.                               Survival.  The Executive agrees that his obligations under Sections 5, 6, 8 and 9 of this Agreement shall survive the termination of his employment or the Agreement Term, regardless of the reason for such termination.

11.                               Acknowledgement.  The Executive acknowledges and agrees that the Company does not desire him to use any confidential information of any prior employer during his employment hereunder and that the Company will not ask for nor accept any such confidential information.  This acknowledgement shall not reduce or otherwise affect the Executive’s rights to indemnification from the Company.

12.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.  Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

14.                               Successors and Assigns.  This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

15.                               Entire Agreement.  This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

Company:

INVIVO THERAPEUTICS HOLDINGS CORP.

By:	/s/ Jay Blackington

Name:	Jay Blackington

Title:	VP, Human Resources

EXECUTIVE:

By:	/s/ Richard Toselli
Richard Toselli, M.D.